Exhibit 10.10
MEMBERSHIP INTEREST PURCHASE AGREEMENT
This Membership Interest Purchase Agreement (the “Agreement”) is dated as of November 5, 2026, and is between SPRE Commercial Group, Inc., a Georgia corporation (“Seller”) and AM Denton Holdings LLC, a Delaware limited liability company (“Purchaser”). The Seller and Purchaser are each referred to herein as a “Party” and, collectively, referred to herein as the “Parties”.
PREAMBLE
Seller is currently the owner of a one hundred percent (100%) membership interest in SPRE Denton TX, LLC, a Georgia limited liability company (the “Company”). Seller wishes to sell and Purchaser wishes to buy one hundred percent (100%) of the issued and outstanding membership interests (the “Membership Interest”) for the purchase price and on such other terms as stated in this Agreement.
In consideration of the premises, the parties agree as follows:
1.PURCHASE AND SALE OF MEMBERSHIP INTEREST. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase and acquire from Seller, all of Seller’s right, title and interest in and to the Membership Interest, including all economic, voting, management, distribution and other rights associated therewith. The Membership Interest shall be transferred to Purchaser free and clear of all liens, pledges, security interests, claims, charges, options, rights of first refusal, rights of first offer, purchase rights and other encumbrances of any kind or nature (collectively, “Liens”). Upon consummation of the Closing, Purchaser shall own one hundred percent (100%) of the issued and outstanding membership interests of the Company and shall be the sole member of the Company.
2.PURCHASE PRICE AND PAYMENT.
2.1Purchase Price. The aggregate purchase price for the Membership Interest shall be Two Million Twenty-Two Thousand Seventeen Dollars ($2,022,017) (the “Purchase Price”), payable as follows:
(i)Fifty Thousand Dollars ($50,000) by Purchaser to Seller at the Closing by wire transfer of immediately available funds (the “Cash Purchase Price”);
(ii)Nine Hundred Seventy-Two Thousand Seventeen Dollars ($972,017) pursuant to the promissory note described in Section 2.2; and
(iii)One Million Dollars ($1,000,000) pursuant to the promissory note described in Section 2.3.
2.2Promissory Note A. At the Closing, Purchaser shall execute and deliver to Seller a promissory note with a principal amount of Nine Hundred Seventy-Two Thousand Seventeen Dollars ($972,017), substantially in the form attached hereto as Exhibit A (“Promissory Note A”). Promissory Note A shall bear interest at a rate of seven percent (7.00%) per annum, with the outstanding balance and accrued interest thereon being payable in monthly installments over a sixty (60) month period and the first scheduled installment payment to be due on April 1, 2027.
2.3Promissory Note B. At the Closing, Purchaser shall execute and deliver to Seller a promissory note with a principal amount of One Million Dollars ($1,000,000), substantially in the form attached hereto as Exhibit B (“Promissory Note B,” and together with Promissory Note A, the “Seller Notes”). Promissory Note B shall bear interest at a rate of seven percent (7.00%) per annum, with the outstanding balance and accrued interest thereon being payable in monthly installments over an eighty-four (84) month period and the first scheduled installment payment to be due on April 1, 2027.
2.4Prepayment. Purchaser may prepay either Seller Note, in whole or in part, at any time and from time to time, without premium, penalty, make-whole amount or other prepayment charge. Except with respect to Revenue Share Payments as provided in Section 2.7, voluntary prepayments shall be applied first to accrued and unpaid interest and thereafter to outstanding principal.
2.5Security. The obligations of Purchaser under the Seller Notes shall be secured solely by a pledge by Purchaser to Seller of Purchaser's right, title and interest in and to one hundred percent (100%) of the issued and outstanding membership interests of the Company, which security interest is granted to Seller in each Seller Note. Each Party will take all further actions and execute and deliver all further documents that are necessary to grant Seller a security interest in the membership interest of the Company contemplated by this Section 2.5 and the Seller Notes. Except for the security interest set forth in this Section 2.5 and the Seller Notes and the guaranty described in Section 3.2(iv), neither Purchaser, Good Life Realty LLC, the Company nor any of their respective affiliates shall be required to grant Seller any lien, security interest, mortgage, pledge or other encumbrance upon any other asset or property as security for the Seller Notes.
2.6Senior Financing. Notwithstanding anything contained in this Agreement, either Seller Note or any other Transaction Document to the contrary, Purchaser and the Company shall be permitted to obtain bona fide construction, project, equipment, working-capital or other financing in connection with the development, construction, completion, financing, refinancing or operation of the Project (collectively, “Senior Financing”); provided that, Purchaser will not, without the prior written consent of Seller, obtain any Senior Financing that will result in the subordination of Seller’s security interest in the Membership Interest, as contemplated by Section 2.5 and the Seller Notes.
2.7Revenue Share Payments. In addition to the regularly scheduled payments required under the Seller Notes, Purchaser shall make the Revenue Share Payments required pursuant to Section 7.2. Each Revenue Share Payment shall constitute an additional payment of principal under the Seller Notes and shall immediately reduce the outstanding principal balance thereof on a dollar-for-dollar basis. Revenue Share Payments shall be applied to the outstanding principal balance of the Seller Notes, pro rata based on the relative outstanding principal balance of each Seller Note as of the applicable date, until each Seller Note has been paid in full. Revenue Share Payments shall be in addition to, and shall not defer, reduce or otherwise modify, the regularly scheduled payments then due under the Seller Notes; provided, however, that the application of Revenue Share Payments to principal may result in the early payment and satisfaction of either or both Seller Notes. Upon payment in full of all outstanding principal and accrued and unpaid interest under both Seller Notes, Purchaser's obligation to make Revenue Share Payments shall automatically and permanently terminate, and Seller shall have no further right to receive any Revenue Share Payment under this Agreement.
3.CLOSING AND CLOSING DELIVERABLES. The closing of the purchase and sale of the Membership Interest (the “Closing”) shall be effective as of the date of this Agreement (the “Closing Date”).
3.1Seller Closing Deliverables. At Closing, Seller shall deliver to Purchaser:
(i)a Bill of Sale and Assignment of Membership Interest in favor of Purchaser, substantially in the form attached hereto as Exhibit C (the “Assignment”), duly executed by Seller;
(ii)the written resignations of the managers and officers of the Company designated by Purchaser, effective as of the Closing;

(iii)evidence reasonably satisfactory to Purchaser that the Membership Interest is transferred to Purchaser free and clear of all Liens;
(iv)evidence reasonably satisfactory to Purchaser that the equipment deposits, equipment and other assets associated with the Rosseau immersion pods have been removed from or otherwise excluded from the Company, and that all indebtedness, accounts payable, advances, reimbursement obligations and other liabilities associated therewith have been released, assumed by Seller or an affiliate of Seller, or otherwise extinguished, in each case without any continuing liability or obligation of the Company or Purchaser;
(v)any consents, approvals, permits, registrations or waivers required to be obtained by Seller or the Company in connection with the consummation of the transactions contemplated by this Agreement;
(vi)the Company's organizational books and records and all material books, records, contracts, permits, approvals, plans, specifications and other records relating to the Company and the Project that are in Seller's possession or control; and
(vii)all other documents and instruments reasonably required to be delivered by Seller to consummate the transactions contemplated by this Agreement.
3.2Purchaser Closing Deliverables. At Closing, Purchaser shall deliver to Seller:
(i)the Cash Purchase Price;
(ii)Promissory Note A, duly executed by Purchaser;
(iii)Promissory Note B, duly executed by Purchaser;
(iv)a Guaranty, substantially in the form attached hereto as Exhibit D, duly executed by Good Life Realty LLC (“Guarantor”), pursuant to which Guarantor guarantees Purchaser's obligations under each of Promissory Note A and Promissory Note B;
(v)any consents, approvals, permits, registrations or waivers required to be obtained by Purchaser in connection with the consummation of the transactions contemplated by this Agreement; and
(vi)all other documents and instruments reasonably required to be delivered by Purchaser to consummate the transactions contemplated by this Agreement.
4.SELLER’S REPRESENTATIONS AND WARRANTIES. Seller represents and warrants to Purchaser as follows:
4.1Membership Interest. Seller is the sole owner of the Membership Interest, and the Membership Interest is free and clear of all liens or encumbrances of any kind or nature. There are no outstanding subscriptions, warrants, calls, commitments, pledges, security agreements, restrictions against transfer, voting trusts or arrangements of any kind with respect to the Membership Interest or transfer of the Membership Interest.
4.2Purchase Price. Seller acknowledges that the Purchase Price represents a fair and accurate value for the Membership Interest as of the Closing, and that Seller has agreed to sell the Membership Interest for said price of Seller’s own free will and volition.
4.3Consents. Except as contemplated in the Operating Agreement, the execution, delivery and performance of this Agreement by Seller does not require the consent of any third party.

4.4Authorization of Agreement, etc. Seller has the full capacity, power and authority to execute and deliver this Agreement. This Agreement is the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except to the extent (i) such enforceability is limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or other similar laws relating to or affecting generally the enforcement of creditors rights, and (ii) the availability of the remedy of specific performance or injunctive or other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought. Seller is not the subject of any bankruptcy proceeding and is not contemplating the filing of any bankruptcy proceeding.
4.5Compliance with Laws and Other Instruments. Except as may be provided in the Operating Agreement, the execution and delivery of this Agreement, the consummation of the transaction contemplated by this Agreement (the “Contemplated Transactions”) in accordance with the terms of this Agreement, and the performance of Seller’s obligations hereunder will not conflict with, or result in any violation of or default under, any agreement or other instrument to which Seller is a party or bound or any permit, franchise, judgment, decree, statute, rule or regulation applicable to Seller.
4.6Company Assets; Project Agreements. Except for the Rosseau immersion pods and related assets expressly excluded from the Contemplated Transactions, the Company owns or possesses valid contractual, leasehold or other rights to the material assets and rights represented by Seller as comprising the Denton project (the “Project”). The Lease Agreement (the “Lease Agreement”) with the City of Denton (the “City”) and the Power Purchase Agreement with the City of Denton d/b/a Denton Municipal Electric (the “Power Purchase Agreement”) are in full force and effect and have not been amended, modified or terminated except as disclosed in writing to Purchaser. Neither Seller nor the Company has received written notice of any uncured material default or termination under either agreement. The consummation of the Contemplated Transactions will not result in a breach, default or event of default under the Lease Agreement or the Power Purchase Agreement, and all consents, if any, required in connection therewith have been obtained.
4.7Liabilities; Affiliate Obligations. The Company shall have no indebtedness or other material liabilities or obligations arising from any event or transaction occurring prior to Closing, including any indebtedness, accounts payable, advances, management fees, development costs, reimbursement obligations or other amounts owed to Seller or any affiliate of Seller. All assets and liabilities associated with the Rosseau immersion pods shall have been removed from the Company at or prior to Closing, and neither Purchaser nor the Company shall have any liability or obligation with respect thereto following Closing.
4.8Rosseau Contract. The Master Products and Services Agreement with Rosseau Group Texas LLC and all Statements of Work and transactions related thereto have been completed and fully performed or otherwise satisfied. Following Closing, neither the Company nor Purchaser shall have any payment obligation, liability, performance obligation or other responsibility arising out of or relating thereto, and neither Seller nor any affiliate of Seller shall have any claim against the Company relating to the Rosseau agreements, immersion pods, equipment deposits or related transactions.
4.9Litigation; Compliance; Taxes. There is no pending or, to Seller's knowledge, threatened material litigation, arbitration, governmental proceeding or investigation involving the Company, the Membership Interest or the Project. The Company is in material compliance with applicable law and has not received written notice of any material violation that remains unresolved. All material tax returns required to be filed by the Company have been timely filed, all material taxes due and payable by the Company have been paid, and there are no tax Liens upon the assets of the Company other than Liens for taxes not yet due and payable.
5.PURCHASER’S REPRESENTATIONS AND WARRANTIES AND FURTHER AGREEMENT. Purchaser represents and warrants to, and further agrees with, Seller as follows:

5.1Consents. The execution, delivery and performance of this Agreement by the Purchaser does not require the consent of any third party.
5.2Authorization of Agreement, etc. The Purchaser has the full capacity, power and authority to execute and deliver this Agreement. This Agreement is the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except to the extent (i) such enforceability is limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or other similar laws relating to or affecting generally the enforcement of creditors rights, and (ii) the availability of the remedy of specific performance or injunctive or other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought. The Purchaser is not the subject of any bankruptcy proceeding and is not contemplating the filing of any bankruptcy proceeding.
5.3Compliance with Laws and Other Instruments. The execution and delivery of this Agreement, the consummation of the Contemplated Transactions in accordance with the terms of this Agreement, and the performance by the Purchaser of its obligations hereunder will not conflict with, or result in any violation of or default under, any agreement or other instrument to which the Purchaser is a party or bound or any permit, franchise, judgment, decree, statute, rule or regulation applicable to the Purchaser.
5.4Adequacy of Consideration. Purchaser understands, acknowledges, and agrees that Purchaser and Seller have voluntarily negotiated the Purchase Price to be paid by Purchaser for the Membership Interest. Purchaser hereby acknowledges and agrees that the consideration to be paid in exchange for the Membership Interest constitutes fair and adequate consideration for the Membership Interest.
6.SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The respective representations and warranties of Seller and of Purchaser contained herein are true, accurate and correct and shall not be deemed waived or otherwise affected by any investigation made by any party hereto or the occurrence of the Closing. Each and every such representation and warranty shall survive the Closing for a period of eighteen (18) months following the Closing Date, and shall expire thereafter; provided, however, that the representations and warranties set forth in Sections 4.1 (Membership Interest), 4.4 (Authorization of Agreement, etc.) and 5.2 (Authorization of Agreement, etc.) shall survive until the date that is thirty (30) days after the expiration of the applicable statute of limitations (including any extensions thereof).
7.POST-CLOSING COVENANTS AND AGREEMENTS.
7.1Further Assurances. Each Party will take all further actions and execute and deliver all further documents that are reasonably necessary to (i) comply with this Agreement, the Seller Notes, the Assignment, the Guaranty and the other documents executed in connection with the Contemplated Transactions (collectively, the “Transaction Documents”) related to the Contemplated Transactions and (ii) consummate the Contemplated Transactions.
7.2Post-Closing Revenue Share.
(i)From and after the Closing Date, Seller shall be entitled to receive fifteen percent (15%) of the Net Monthly Revenue of the Company for each calendar month following the Closing, beginning January 1, 2027. Each such monthly payment of fifteen percent (15%) of Net Monthly Revenue (a “Revenue Share Payment”) for a particular calendar month shall be payable to Seller within ten (10) days following the end of the applicable calendar month and shall be payable in cash, by wire transfer of immediately available funds to an account specified by Seller. Each Revenue Share Payment shall constitute an additional payment of principal under the Seller Notes and shall reduce the outstanding principal balance of the Seller Notes, pro rata based on the relative outstanding principal balance of each Seller Note as of the applicable date, until each Seller Note has been paid in full. Revenue Share Payments shall be in addition to, and shall not reduce or defer, the regularly scheduled installment payments under the Promissory Notes, but may result in a reduction of the number of payments and/or the final payment necessary to satisfy the applicable Promissory Note. Upon payment in full of all principal and accrued and unpaid interest owing under Promissory Note A and Promissory Note B, Purchaser's obligations under this Section 7.2 shall automatically terminate.
(ii)No later than the thirtieth (30th) day following the end of each calendar year, Purchaser will prepare and deliver to Seller a notice (the “Net Monthly Revenue Report”) setting forth Purchaser’s calculation of the Net Monthly Revenue paid to Seller for each month of the preceding calendar year, which calculations shall have been determined by Purchaser in good faith. The Net Monthly Revenue Report will include reasonable detail and information supporting Purchaser’s calculations. Purchaser will make available to Seller, and Seller’s accountants and advisors, all books and records of the Company, all work papers used in preparing the Net Monthly Revenue Report, and such other information as may be reasonably requested by Seller in connection with Seller’s review of the Net Monthly Revenue Report and the Net Monthly Revenue calculation therein for any given month in such calendar year.
(iii)If the Seller has any objections to any of Purchaser’s Net Monthly Revenue calculations in the Net Monthly Revenue Report for the preceding calendar year, then the Seller will deliver a detailed written statement (the “Objections Statement”) describing (A) the basis for the Seller’s disagreement with any Net Monthly Revenue calculation therein, and (B) the Seller’s proposed calculation of such Net Monthly Revenue for the applicable calendar month, to the Purchaser within thirty (30) days after delivery of the Net Monthly Revenue Report. If the Seller fails to deliver an Objections Statement within such 30-day period, then the Net Monthly Revenue Report (and the calculations of Net Monthly Revenue for each calendar month therein) will become final and binding on all Parties. The Parties will be deemed to have agreed with all amounts and items contained or reflected in the Net Monthly Revenue Report to the extent such amounts or items are not disputed in the Objections Statement.
(iv)If the Seller delivers an Objections Statement within such 30-day period, then the Purchaser and the Seller will use commercially reasonable efforts to resolve any such disputes, but if a final resolution is not obtained within thirty (30) days after the Seller has submitted an Objections Statement, any remaining matters that are in dispute will be resolved by a nationally recognized, independent accounting firm mutually acceptable to Purchaser and Seller (the “Arbiter”). The Arbiter will prepare and deliver a written report to the Purchaser and the Seller and will submit a proposed resolution of such unresolved disputes promptly, but in any event within thirty (30) days after the dispute is submitted to the Arbiter. The Arbiter’s determination of such unresolved disputes will be final and binding upon all Parties (absent manifest error); provided, however, that no such determination will be any more favorable to the Purchaser than is set forth in the Net Monthly Revenue Report or any more favorable to the Seller than is proposed in the Objections Statement. The costs, expenses, and fees of the Arbiter will be allocated between the Purchaser, on the one hand, and the Seller, on the other hand, pro-rata based upon the difference between each such Party’s calculation of the aggregate Net Monthly Revenue for the applicable calendar year from the aggregate Net Monthly Revenue for the applicable year as determined by the Arbiter under this Section 7.2(iv). The final Net Monthly Revenue calculations, however determined pursuant to this Section 7.2, will be final and binding on the Parties and will be used for all purposes of this Section 7.2 for the final calculation of Net Monthly Revenue for each calendar month of the preceding calendar year.
(v)As soon as reasonably practicable following the final calculation of the Net Monthly Revenue for each month of the preceding calendar year, but in no event more than ten (10) days following the date of such final determination, to the extent that the aggregate Revenue Share Payments required to have been paid to Seller pursuant to Section 7.2(i), based upon the Net Monthly Revenue finally calculated pursuant to this Section 7.2, for the preceding calendar year exceeds the aggregate Revenue Share Payments actually paid to Seller for the preceding calendar year, Purchaser will pay Seller the amount equal to (a) the aggregate Revenue Share Payments required to have been paid to Seller, as finally calculated pursuant to this Section 7.2, minus (b) the aggregate Revenue Share Payments actually made to Seller pursuant to Section 7.2(i) for the preceding calendar year, which amount shall be paid in cash, by wire transfer of immediately available funds to an account specified by Seller.
(vi)For purposes of this Section 7.2, “Net Monthly Revenue” means, for any calendar month, the aggregate amount of cash and the value of any Bitcoin or other non-cash consideration actually received by the Company during such calendar month from the sale of products and the provision of services in the ordinary course of the Company’s business, less (a) refunds, rebates, credits, chargebacks and similar amounts actually paid or credited to customers during such calendar month, (b) sales, use, excise and similar taxes collected from customers and remitted or payable to governmental authorities, (c) amounts paid by the Company during such calendar month for electric power and related charges under the Power Purchase Agreement with the City of Denton d/b/a Denton Municipal Electric, and (d) interest actually paid during such calendar month to Seller under Promissory Note A and Promissory Note B. For purposes of determining Net Monthly Revenue, all Bitcoin received by the Company during any calendar month shall be valued in U.S. dollars using the arithmetic average of all daily CME CF Bitcoin Reference Rate – New York Variant (BRRNY) values published during such calendar month (the “Monthly Bitcoin Reference Price”), including any BRRNY published on weekends or holidays and without limiting such calculation to business days. If a BRRNY is not published for any particular calendar day, such day shall be disregarded for purposes of calculating the Monthly Bitcoin Reference Price. The Monthly Bitcoin Reference Price shall be applied to the aggregate number of Bitcoin received by the Company during such calendar month, without regard to the date or time on which any particular Bitcoin was received. If the BRRNY ceases to be published or is otherwise unavailable for the applicable calendar month, the Company shall use a substantially similar nationally recognized institutional Bitcoin pricing benchmark. For the avoidance of doubt, Net Monthly Revenue shall be determined on a cash receipts basis, without regard to when any such amounts are invoiced, earned or recognized as revenue under GAAP, and except for the deductions expressly provided above, shall be calculated without deduction for principal payments under Promissory Note A or Promissory Note B or for any principal, interest, fees or other amounts paid or payable in respect of any other indebtedness or financing obligations of the Company or Purchaser.
7.3Non-Solicitation. In consideration for, and as a necessary condition of the sale of the Membership Interest, and to assure that Purchaser will realize the benefits of the purchase of the Membership Interest, Seller and Purchaser each acknowledge and agree that the covenants in this Section 7.3 and Section 7.4 are necessary to protect the legitimate business interests of Purchaser and are reasonable with respect to duration, geographical area, and proscription. Therefore, Seller agrees that for a period of two (2) years following the Closing Date, Seller shall not, directly or indirectly:
(i)(a) by any means of communication, solicit or induce, or attempt to solicit or induce, any individual, a corporation, a partnership, an association, a limited liability company, a Governmental Entity, a trust or other entity or organization (each a “Person”) who at such time is, or at any time during the one (1)-year period immediately preceding such solicitation, inducement, or attempt was, an employee, independent contractor, or agent of Purchaser or any affiliate or subsidiary of Purchaser (each, a “Protected Party”), to terminate such Person’s employment or other relationship with such Protected Party or otherwise interfere with such employment or other relationship, except pursuant to a general solicitation that is not directed specifically to any such Person, nor (b) employ, hire, provide work to, or retain the services of any such Person, except Seller may hire any such Person who responds to such general solicitation or Seller without any solicitation or inducement by Seller;
(ii)by any means of communication, solicit or induce, or attempt to solicit or induce, any Person who at such time is, or at any time during the one (1)-year period immediately preceding such solicitation, inducement, or attempt was, a client or customer of a Protected Party, either on Seller’s own account or for any other individual, entity, firm, corporation, or other organization, to terminate or otherwise interfere with such Person’s relationship with such Protected Party, except pursuant to a general solicitation that is not directed specifically to any such Person; nor
(iii)by any means of communication, solicit or induce, or attempt to solicit or induce, any Person who is, or was, a supplier, vendor, or other business relation of any Protected Party, to cease, reduce, or adversely modify such Person’s manner of doing business with such Protected Party, or in any way adversely interfere with the relationship between any Person, on the one hand, and such Protected Party, on the other hand.
7.4Non-Disparagement. From and after the Closing Date, each Party and any of their respective agents and representatives shall not take any action that disparages, criticizes, or is injurious to the reputation of the other Party or any of their respective current or past members, managers, officers, employees, agents, or affiliates.
7.5Confidentiality.
(i)Without the prior written consent of Purchaser, Seller shall not, directly or indirectly, use or disclose (and will direct their representatives not to use or disclose) any confidential information of Purchaser or the Company for any purpose other than as required by applicable law.
(ii)Except as and to the extent required by applicable laws, without the prior written consent of the other Party, neither Purchaser nor Seller will make (and each will direct their representatives not to make, directly or indirectly) any public comment, statement, or communication with respect to, or otherwise to disclose or to permit the disclosure of the existence of this Agreement or the transaction between the parties or any of the terms, conditions, or other aspects of the transaction set forth in this Agreement. If a party is required by applicable laws to make any such disclosure, it must first provide to the other party the content of the proposed disclosure, the reasons that such disclosure is required by applicable laws, and the time and place that the disclosure will be made.
(iii)Notwithstanding the foregoing, Purchaser may disclose this Agreement, the Transaction Documents and information concerning the Company and the Project to its affiliates and to actual or prospective investors, lenders and other financing sources, and their respective representatives, in each case subject to customary confidentiality obligations.
7.6Development Schedule.
(i)As soon as reasonably practicable following the Closing, Purchaser shall prepare and provide to Seller, for Seller’s review and approval, a draft development schedule outlining Purchaser’s intended Project timing and related information (the “Development Schedule”). Following delivery of the Development Schedule, the Parties will cooperate in good faith to update and/or modify the Development Schedule and prepare a mutually agreed form of the Development Schedule to be provided to the City.

(ii)If, at any time within the thirty (30) day period following the date upon which Seller delivers the Development Schedule to the City, the City brings any claim against Purchaser and/or Seller asserting that the (i) the Contemplated Transactions and/or (ii) the Development Schedule constitute a breach of the Lease Agreement or Power Purchase Agreement, then as soon as reasonably practicable, Seller and Purchaser shall cooperate in good faith and take any actions necessary to unwind the Contemplated Transactions including, but not limited to, (a) Seller returning to Purchaser any amounts of consideration received by Seller from Purchaser pursuant to the terms of this Agreement and (b) Purchaser returning to Seller the Membership Interest and ceasing to hold any membership interest in the Company. Each Party will be responsible for any expenses incurred by such Party in complying with the terms of this Section 7.6.
8.CLAIMS.
8.1Waiver. Effective upon the Closing Date, Seller shall be deemed to have waived and released any and all claims and causes of action that Seller may then have against the Company and/or the Purchaser and their respective officers, directors, managers, members, employees and agents in any way relating to the Company and/or its operations or affairs through the Closing Date.
8.2Indemnification.
(i)Seller Indemnification. Seller shall indemnify, defend and hold harmless Purchaser and the Company from and against any losses, damages, liabilities, costs and expenses (collectively, “Losses”) arising out of or resulting from (1) any material breach of any representation or warranty of Seller contained in this Agreement, (2) any material breach of any covenant or obligation of Seller contained in this Agreement, or (3) any indebtedness, liability or obligation of the Company arising from any event or transaction occurring prior to the Closing that was not expressly disclosed to Purchaser in writing prior to Closing.
(ii)Purchaser Indemnification. Purchaser shall indemnify, defend and hold harmless Seller from and against any Losses arising out of or resulting from (1) any material breach of any representation or warranty of Purchaser contained in this Agreement, (2) any material breach of any covenant or obligation of Purchaser contained in this Agreement, or (3) the ownership or operation of the Company following the Closing, except to the extent attributable to any matter for which Seller is responsible under Section 8.2(i).
8.3Setoff. Purchaser may set off any amounts determined by a court of competent jurisdiction in a final, non-appealable judgment to be owed by Seller to Purchaser or the Company pursuant to this Section 8 against amounts otherwise payable to Seller under Promissory Note A, Promissory Note B or Section 7.2. Any amount so set off shall be deemed paid for purposes of the applicable payment obligation.

9.OPERATING AGREEMENT. Buyer acknowledges that the rights and obligations of members and assignees of membership interests in the Company are subject to the terms and conditions of the Operating Agreement and applicable statutes relating to limited liability companies. Buyer hereby accepts, adopts and agrees to be bound by the terms and provisions of the Operating Agreement and shall be deemed to be a signatory thereto as of the Closing Date with respect to the Membership Interest. Buyer shall be deemed to be a Substitute Member with all rights and privileges of membership associated with the Membership Interest as of the Closing Date. Purchaser shall have the right to amend, restate or replace the Company's Operating Agreement and to appoint or remove any manager, officer or other authorized representative of the Company.
10.MISCELLANEOUS.
10.1Governing Law; Venue. This Agreement shall be governed by the laws of the State of Delaware without regard for its conflicts of laws principles. Exclusive venue for any action brought in connection herewith shall be vested in the state and federal courts in the State of Texas.
10.2Benefit. This Agreement shall be binding upon, and inure to the benefit of the parties hereto and their respective legal representatives, successors, and permitted assigns.
10.3Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.
10.4Actions Necessary to Complete Transaction. Each party hereby agrees to execute and deliver all such other documents or instruments and to take any actions as may be reasonably required in order to effectuate the transactions contemplated by this Agreement.
10.5Waiver. A waiver by any party of any breach of any term or condition of this Agreement shall not be deemed a waiver of any other breach of such term or condition, nor shall the failure of a party to enforce such provision constitute a waiver of such provision or of any other provision, nor shall such action be deemed a waiver or release of any other party for any claims arising out of or connected with this Agreement.
10.6Entire Agreement. This Agreement, together with the Promissory Notes, the Guaranty, the Assignment and the other Transaction Documents, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof. There are no other restrictions, promises, representations, warranties, covenants or undertakings. This Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof, and may not be revised or amended in any respect without a written agreement signed by the parties hereto. Headings of paragraphs and sections of this Agreement are inserted for the convenience of the parties and shall not be construed as part of this Agreement.
10.7Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be deemed given when delivered personally, sent by nationally recognized overnight courier, or transmitted by email to the addresses or email addresses designated by the applicable Party in writing.
[SIGNATURE PAGE FOLLOWS]

The parties are signing this Membership Interest Purchase Agreement, with the intent to be legally bound as of the date first written above.

SELLER:

SPRE COMMERCIAL GROUP, INC.

/s/ Michael Maniscalco
Name: Michael Maniscalco
Title: Chief Executive Officer

/s/ Scott Krosnowski
Name: Scott Krosnowski
Title: Chief Financial Officer

PURCHASER:

AM DENTON HOLDINGS LLC

/s/ Beau Turner
Name: Beau Turner
Title: Manager

[Signature Page to Membership Interest Purchase Agreement]

Exhibit A
PROMISSORY NOTE A

Exhibit B
PROMISSORY NOTE B

Exhibit C
BILL OF SALE AND ASSIGNMENT OF MEMBERSHIP INTEREST

Exhibit D
GUARANTY